Contact:

Steve Sievert

713.578.4211

ssievert@tanox.com

Tanox CEO Nancy Chang to Transition to Board Chairman

Danong Chen Promoted to President and CEO; Edward Hu Promoted to COO

HOUSTON, Dec. 2, 2005 -- Tanox, Inc. (NASDAQ: TNOX) announced today that, effective Feb. 1, 2006, Nancy Chang, Ph.D., co-founder, president and chief executive officer, will assume the role of chairman of the company's Board of Directors.  She replaces Osama Mikhail, Ph.D., who will assume the position of lead director.  Succeeding Chang as president and CEO will be Danong Chen, Ph.D., MBA, who currently holds the position of vice president of Strategy and Corporate Development at Tanox.  In addition, Edward Hu, MBA, has been promoted to senior vice president and chief operating officer.

"I'm proud to have overseen the success and growth of Tanox over the past 20 years, and I look forward to my new role as chairman," said Chang, who co-founded Tanox in 1986.  "After two decades of managing the company, it's time I step into more of a strategic and governance role and let a hand-picked, experienced management team assume leadership of the company.  Given our achievements this year, the Board and I feel that this is the opportune time to make the shift.

"We have a stable company, with increasing Xolair revenue, a first-in-class viral-entry inhibitor HIV drug candidate moving to late-stage development and a strong balance sheet.  I have worked very closely with Danong and Ed over the past several years, and I am confident that they are ready for their new roles," Chang concluded.

In her current position at Tanox, Chen is responsible for guiding company strategy, evaluating new product opportunities, potential merger and acquisition transactions, and overseeing corporate projects and budgeting.  From 2004 until earlier this year, Chen served as director of strategy for Tanox, and from 2002 until 2003, as associate director of strategy.  In addition to her role as president and CEO, Chen will serve on the Tanox Board.

Prior to joining Tanox, Chen was a manager in the health-care practice of Arthur D. Little, Inc. from 1999 to March 2002, where she managed and participated in projects ranging from benchmarking pharmaceutical research and development, and evaluating contract manufacturing organizations to developing strategies for multinational product launches.  Chen received her Ph.D. in Neuroscience from Baylor College of Medicine in Houston and her MBA from the Arthur D. Little School of Management at Boston College.

"Nancy has built a company of which all of us at Tanox can be proud, and it is an honor for me to follow her as CEO," Chen said.  "I have learned a great deal from Nancy and will continue to work closely with her and Ed to maintain consistency in our business strategy.  Tanox is in a strong position to continue to grow and develop our pipeline, and I look forward to leading the company during this exciting time."

As Vice President of Operations, Hu is currently responsible for overseeing the day-to-day operating functions of the company, including manufacturing, process development and facilities.  Prior to January 2005, he served as vice president of Financial Planning, Project and Portfolio Management.  Hu also had been the company's director of Finance from July 2002 until January 2004 and previously served as associate director of Financial Planning and Analysis from the time he joined Tanox in October 2000.  From 1998 to 2000, he held the position of manager of Financial Planning and Analysis with Biogen, Inc., where he managed the business planning of Biogen's research and development and clinical operations, managed long-range planning, and provided project planning and analysis support to key development project teams.  Hu received his MBA and did graduate work in Biophysics and Biochemistry at Carnegie Mellon University.

About Tanox, Inc.

Tanox is a biotechnology company specializing in the discovery and development of monoclonal antibodies.  The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer.  Tanox's first-approved anti-IgE drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe allergic asthma.  Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is currently approved for marketed in the United States, Canada and major European countries.  Tanox's lead investigational therapy, TNX-355, is a humanized, CD4 antagonist antibody to treat HIV and AIDS.  TNX-355 has showed significant antiretroviral activity in Phase 1 and 2 clinical testing.  Tanox is based in Houston and maintains a manufacturing facility in San Diego.  Additional corporate information is available at www.tanox.com.

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Steve Sievert | Director, Investor Relations & Corporate Communications

Tanox, Inc. | Office: 713.578.4211| Fax: 713.578.5211| Mobile: 713.412.0769 | ssievert@tanox.com